UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________________

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)   August 11, 2005  (August 11, 2005)

VANGUARD HEALTH SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	333-71934	62-1698183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee		37215
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including area code        (615) 665-6000

          Not applicable
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

______________________________

Item 7.01 Item 8.01	Regulation FD Disclosure. and Other Events. The information contained in this Form 8-K is being furnished pursuant to Form 8-K Item 7.01 “Regulation FD Disclosure” and Item 8.01 “Other Events”.

            The Company intends and expects to amend its existing senior secured credit facility.  The Company is proposing that the amendment will provide for, among other things, a reduction in the interest spread on term loans to an amount based upon either 1) LIBOR plus a margin of 2.25%, or 2) a base rate plus a margin of 1.25%.  The Company expects this reduction to be effective on or about September 26, 2005.  In addition, under the existing senior secured credit facility, $175.0 million was made available until September 23, 2005 as a delayed draw term loan facility for working capital, capital expenditures and other general purposes.  The Company intends and expects to draw the full amount of this delayed draw term loan facility prior to that date (and prior to the amendment of the senior secured credit facility described above) for such purposes.  The Company’s ability to amend the existing senior secured credit facility and to draw the delayed draw portion of the term loan facility are subject to certain conditions and there can be no assurances that all such conditions will be satisfied.

            Further, as additional supplementary disclosures related to Regulation G, the Company’s net loss and Adjusted EBITDA, as defined in the senior secured credit facility, for the last twelve months ended March 31, 2005, were $75.7 million and $252.8 million, respectively.

            Adjusted EBITDA is a non-GAAP financial measure.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of Adjusted EBITDA, as defined in the senior secured credit facility, to the most directly comparable GAAP financial measure, net income (loss), included in Exhibit 99.1.

            Management believes that Adjusted EBITDA provides useful information about the Company’s financial performance to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in the healthcare industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate a company’s operating performance compared to that of other companies in the healthcare industry, a company’s leverage capacity and its ability to meet its debt service.   Adjusted EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting.  Adjusted EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of a company’s operating performance. Adjusted EBITDA is also used by the Company’s management to measure individual performance for incentive compensation purposes and as an analytical indicator for purposes of allocating resources to its operating businesses and assessing their performance, both internally and relative to the Company’s peers, as well as to evaluate the performance of the Company’s operating management teams.

            A limitation of Adjusted EBITDA, however, is that it does not reflect the periodic cost of certain capitalized assets that the Company uses to generate its revenues.  The Company evaluates these costs through other financial measures such as capital expenditures. Adjusted EBITDA also does not reflect income net of interest expense, which is a significant expense because of the Company’s substantial indebtedness.  Despite these limitations, management believes that Adjusted EBITDA, as an operating performance measure, and not as a liquidity measure, provides investors and analysts with a useful measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.  Finally, management believes it is useful to investors to provide them with disclosure of the Company’s operating results using the same key financial metric as that used by management.

            The information in this Form 8-K and the Exhibits attached hereto shall be deemed “furnished” and not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any Company filing under the Exchange Act or under the Securities Act of 1933, as amended, except as shall be set forth in a specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

	(c)	Exhibits.

		Exhibit No.	Description

		99.1	Supplementary Financial Disclosures relating to Regulation G.
-3-

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:   August 11, 2005                                 VANGUARD HEALTH SYSTEMS, INC.
                                                                                                (Registrant)

                                                                        BY: /s/ James H. Spalding
                                                                               James H. Spalding
                                                                               Senior Vice President

VANGUARD HEALTH SYSTEMS, INC.
EXHIBIT INDEX

Exhibit No.	Description

99.1	Supplementary Financial Disclosures relating to Regulation G.